Exhibit 6.5

Member Interests Business Purchase Agreement

This Member Interests Business Purchase Agreement (this "Agreement") is made and entered into on May 31, 2022, by and between Gary and Elizabeth Kompothecras, whose principal office of business at 4054 Sawyer Road, Sarasota, Florida 34233 ("Seller"), on the one hand, and E Med Future, Inc, having its principal office of business at 4054 Sawyer Rd, Sarasota, Florida 34233 ("Buyer"), on the other hand. Seller and Buyer are collectively referred to herein as the "Parties", and are sometimes referred to individually as a "Party".

RECITALS:

WHEREAS, Seller is the owner of 100% of the membership interests of BROOKSVILLE PROJECTS, LLC, a Florida Corporation, located at 4054 Sawyer Road, Sarasota, Florida 34233 (collectively, the "Business");

WHEREAS, BROOKSVILLE PROJECTS, LLC is the sole member of BPLA, LLC

WHEREAS, Seller desires to sell the Business to Buyer, and Buyer desires to purchase the Business from Seller by means of the purchase by Buyer of 100% of the membership interests of BROOKSVILLE PROJECTS, LLC.

NOW, THEREFORE, for and in consideration of the mutual covenants and benefits derived and to be derived from this Agreement by each Party, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

A. Subject Matter

1. Description of Business

The assets of the Business include the following tangible and intangible assets:

The parties acknowledge and recognize that BROOKSVILLE PROJECTS, LLC has been created as a production services entity for the purpose of producing and commercially exploiting the motion picture Man in the White Van and to take advantage of any state tax credits available and applicable to the production of the motion picture.

All the furniture, fixtures, equipment, and other tangible assets

All the trade, goodwill, and other intangible assets

Agreement to Sell

Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase 100% of the membership interests of the Business from Seller, and Seller agrees to sell the 100% of the membership interests of the Business to Buyer. Seller represents and warrants to Buyer that it has (and Buyer will have) good and marketable title to the membership interests in the Business, free and clear of all liens and encumbrances.

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2. Purchase Price and Method of Payment

Buyer shall pay and Seller shall accept the purchase price for the Business as follows:

Consideration

As total consideration for the purchase of 100%of the membership interests of and sale of the Business (including its tangible and intangible assets), and Buyer's assumption of all of the assumed obligations, assignment of contracts and leases and all other liabilities of the Business as provided for in this Agreement, the Buyer shall pay to the Seller the sum of $2,250,000, and such total consideration to be referred to in this Agreement as the "Purchase Price."

Payment

The Buyer shall make payment of the Purchase Price at closing. Buyer agrees to pay the entire amount at closing. The Buyer will issue $2,250,000 in series B preferred stock of E Med Future, Inc with a par value of $.001 (the “Series B Preferred Stock”) to Seller. Buyer shall then have the 3-day time periods set forth herein for due diligence. In the event that the purchase and sale shall be consummated pursuant to the terms of said contract, Seller or Seller's Escrow Agent shall, at such closing, deliver to Seller the Series B Preferred Stock, and Buyer shall be given credit toward the purchase price for the payment of the Series B Preferred Stock. At closing Seller shall deliver to Buyer 100% of the membership interests of the Business and such other and further documents as may be required to effectuate the transfer of all tangible and intangible assets, as more fully set forth in the Paragraph entitled “Closing”, below.

Fair Market Value

Buyer warrants that this is an arm’s length purchase at a negotiated price between experienced and sophisticated businessmen, and the parties consider this negotiated price to be commercially reasonable and represent the Fair Market Value of BROOKSVILLE PROJECTS, LLC.

Each party shall be responsible for the tax reporting of this transaction and hold the other harmless and indemnify the other for any and all damages, expenses, costs, including reasonable attorney and accounting fees, in the event of any investigation, audit or other proceeding brought by any Federal, State or local taxing authorities.

3. Closing

Time and Place of Closing

Closing is the date and time at which parties agree to finalize this transaction. The closing date is designated as May 31, 2022, provided there are no unforeseen delays. Time is of the essence and the event this Agreement does not close within 10 calendar days after designated closing date, it shall be deemed cancelled, null and void unless an extension is agreed upon in writing between the Buyer and the Seller.

At Closing, Seller shall deliver to the Buyer a final, executed Membership Transfer Documents and a Bill of Sale transferring to Buyer all of the assets of the Business sold hereunder, free and clear of any and all liens, encumbrances, security interests, debts or taxes of any nature whatsoever. The Seller shall also produce an Affidavit of Title indicating the Seller's authority to sell and transfer the Business and its assets. Finally, the Seller shall execute and deliver an assignment of the assumed name of the Business to the Buyer and any other documents necessary to finalize this Agreement.

B. Representations and Warranties of Seller

Seller makes the following representation and warranties as of the date hereof and as of the date of Closing, except when otherwise indicated.

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Organization and Standing

The Business is duly organized, validly existing, in good standing under the laws of the State of Louisiana and is qualified to carry on its business in the State of Florida and has the corporate power and authority to carry on its business as it is now being conducted.

Authority Relative to this Agreement

Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it. No further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery, and performance of this Agreement by the Seller will not constitute:

(i) a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound;

(ii) a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or

(iii) result in the creation of any lien, charge or encumbrance upon its assets or properties except as stated herein.

Authorization and Enforceability

This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization moratorium, fraudulent transfer and conveyance and other laws for the protection of creditors, as well as to general principles of equity regardless whether such enforceability is considered in a proceeding in equity.

Tax Matters

The Seller has timely prepared and filed all federal, state, and local tax returns and reports as are and have been required to be filed, and all taxes shown thereon to be due have been paid in full, including but not limited to sales tax, withholding tax, and all other taxes of every nature.

Properties

The Seller has good and merchantable title to and 100% ownership of, all of its properties and assets that constitute the Business as defined herein. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing, and Seller has or will pay all taxes and debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities. In the event any such payments are not made and Buyer becomes liable for them, Seller shall indemnify Buyer for all costs, expenses and damages including attorneys and accounting fees incurred.

Compliance with Applicable Laws

None of the Seller's actions in transferring good and merchantable title to those assets and properties set out in herein are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

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C. Representations and Warranties by both Buyer and Seller

Buyer and Seller make the following representations and warranties as of Closing and as of the date hereof.

Warrants

Buyer and Seller hereby represent and warrant that there has been no act or omission by Buyer or Seller which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

Financial Resources

Buyer and Seller shall have as of Closing, sufficient assets with which to pay the Closing Amount and consummate the transaction and following Closing, Each Party will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.

No Other Representations or Warranties; Disclosed Materials

Seller makes no other express or implied representations of warranty with respect to Seller, and Seller disclaims any other representations or warranties not contained in this Agreement, whether made by Seller, any affiliate of Seller, or any of their respective officers, directors, managers, partners, employees or agents.

Payment of Costs and Expenses

Except as expressly provided to the contrary in this Agreement, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

Litigation

There is no action, suit, proceeding, claim or investigation by any person, entity, or governmental entity pending or, to Buyer's knowledge, threatened against it before any governmental entity that impedes or is likely to impede its ability to consummate the transaction and to assume the liabilities to be assumed by it under this Agreement.

Indemnification

Buyer shall indemnify and hold Seller harmless from any and all liabilities and obligations arising from Buyer's operation of the Business after the Closing. Similarly, Seller shall indemnify and hold Buyer harmless from any and all liabilities and obligations arising from Seller's operation of the Business prior to the Closing, as set forth above.

Default

After execution of this Agreement by the parties, if either party fails to perform its respective obligations, or breaches a warranty or covenant, that would constitute a default. The defaulting party shall cure the default within 3 days of notice by the other party. In the event of a failure to cure such default by either party within the stipulated time, Seller or Buyer shall have the right to cancel this transaction and/or sue for damages in addition to any other relief provided under this Agreement. In any action for default, the prevailing party shall recover reasonable attorney fees.

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Survival of Representations and Warranties

Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except the exhibits hereto or the documents and papers delivered by Seller to Buyer in connection with the Agreement therewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

Cooperation

Both Seller and Buyer agree to cooperate fully with each other and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the parties, to better evidence and consummate the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

Bankruptcy

There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to such Buyer's knowledge threatened against such Buyer or any affiliate of such Buyer.

Confidentiality

Both Seller and Buyer shall not divulge, communicate, or use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any of Seller's confidential information discovered by or disclosed to Seller or Buyer as a result of the delivery, execution or performance of this Agreement.

No Investment Company

Buyer is not (a) an investment company, or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that Act.

D. Transactions Prior to Closing

Conduct of Seller's Business until Closing

Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid, or false on the Closing Date. Seller may continue to take actions in the normal course of business up to closing.

Resignations

Seller shall deliver to Buyer prior to the Closing Date such resignations of officers or employees of the Business as Buyer shall indicate, and each such resignation to be effective on the Closing Date.

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Satisfactions

Seller shall deliver to Buyer on the Closing Date a satisfaction of any encumbrance or lien on the business property, satisfactory inform and substance to the Buyer, indicating that the then outstanding unpaid principal balance of any promissory note secured thereby has been paid in full prior to or simultaneously with the closing.

Advice of Changes

Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

Documents

Seller shall deliver to Buyer at closing such documents which are in Buyer's sole discretion and necessary to fully satisfy the objectives of this Agreement in content and form.

E. General Provisions

Waivers

No action taken pursuant to this Agreement including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and, in any documents, delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

No Third-Party Beneficiaries

Except as otherwise provided, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy, or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third-party beneficiary contract.

Notices

All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid to Seller, Buyer, or to such other address as such party shall have specified by notice in writing to the other party.

Sections and Other Headings

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

Governing Law; Venue

This agreement and all transactions contemplated hereby shall be governed by and construed and enforced in accordance with the laws of Florida, and any mediation, arbitration or court proceedings shall be in Sarasota, Florida and the Twelfth Judicial Circuit in and for Sarasota, County, FL.

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Dispute Resolution

The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved through negotiation within 30 days’ notice of an alleged breach, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure.

Any controversies or disputes arising out of or relating to this Agreement will be submitted to mediation in Sarasota, FL using a mediator from the list of approved mediators of the Twelfth Judicial Circuit, in and for Sarasota, FL. Should the parties be unable to agree on a mediator, they shall each select a mediator from the list and the two of them shall select the mediator who shall mediate this dispute. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to binding arbitration under the rules of the American Arbitration Association, in Sarasota, FL, before a single arbitrator, selected in accordance with the Rules of the AAA. The arbitrator's decision will be final, and judgment may be entered upon it by any court having proper jurisdiction, and the arbitrator shall award the prevailing party reasonable attorney’s fees, costs and other expenses of litigation, which shall also apply to any proceedings in the Courts to confirm the award.

Conditions Precedent

If the obligations and responsibility of either party are not fulfilled by the appropriate dates thereof, then this Agreement shall be deemed null and void and any deposits paid at said time shall be returned to the Buyer forthwith.

Time is of the Essence

Time and timely performance are of the essence in this contract and of the covenants and provisions hereunder.

Successors and Assigns

This Agreement may not be assigned without the prior written consent of the parties hereto. Rights and obligations created by this contract shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Contractual Procedures

Unless specifically disallowed by law, service of process in any litigation that arise hereunder may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

Entire Agreement

This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

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Severability

If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

Amendments

This Contract may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

Initials and Exhibits

This Contract shall not be valid and enforceable unless it is properly executed by an authorized officer or agent of Buyer and by the sole partner and President of Seller, on behalf of himself and the Seller entity and their initials affixed to each page of the exhibits attached hereto and made a part hereof, as set forth with specificity in the following paragraph.

Signatories

This Agreement shall be executed to effectuate the sale of BROOKSVILLE PROJECTS, LLC by Gary Kompothecras, its Managing Member, and on behalf of E Med Future, Inc by Gary Kompothecras, its Chief Executive Officer.

SELLER:

/s/ Gary Kompothecras

BROOKSVILLE PROJECTS, LLC

By Gary Kompothecras, its Managing Member

BUYER:

/s/ Gary Kompothecras

E Med Future, Inc.

By Gary Kompothecras, its Chief Executive Officer

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